Exhibit 1.1
EXECUTION COPY
$200,000,000
United Maritime Group, LLC
United Maritime Group Finance Corp.
11 3/4% Senior Secured Notes due 2015
PURCHASE AGREEMENT
December 17, 2009
JEFFERIES & COMPANY, INC.
BANC OF AMERICA SECURITIES LLC
WELLS FARGO SECURITIES, LLC
As Representatives of the
Initial Purchasers listed in
Schedule I hereto
c/o Jefferies & Company, Inc.
520 Madison Avenue
New York, New York 10022
Ladies and Gentlemen:
     United Maritime Group, LLC, a Florida limited liability company (the “Company”), United Maritime Group Finance Corp., a Delaware corporation (“Finance Corp.,” and, together with the Company, the “Issuers”) and each of the Guarantors (as hereinafter defined) hereby agree with you as follows:
          1. Issuance of Notes. Subject to the terms and conditions contained herein, the Issuers propose to issue and sell to Jefferies & Company, Inc., Banc of America Securities LLC, Wells Fargo Securities, LLC and the other initial purchasers listed in Schedule I hereto (the “Initial Purchasers”) $200,000,000 aggregate principal amount of 11 3/4% Senior Secured Notes due 2015 (each a “Note” and, collectively, the “Notes”). The Notes will be issued pursuant to an indenture (the “Indenture”), to be dated as of December 22, 2009, by and among the Issuers, the Guarantors party thereto, and Wells Fargo, National Association, as trustee (the “Trustee”). Capitalized terms used, but not defined herein, shall have the meanings set forth in the Final Offering Memorandum (as hereinafter defined) under the caption “Description of Notes.”
     The Notes will be offered and sold to the Initial Purchasers pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Act”). Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Notes shall bear the legends set forth in the final offering memorandum, dated the date hereof, (the “Final Offering Memorandum”). The Company has prepared (i) a preliminary offering memorandum, dated December 4, 2009 and a preliminary offering memorandum supplement, dated December 9, 2009 (collectively, the “Preliminary Offering Memorandum”), (ii) a pricing term sheet attached as Schedule II hereto, which includes pricing terms and other information with respect to the Notes (the “Pricing Supplement”) and (iii) the Final Offering Memorandum relating to the offer and sale of the Notes (the “Offering”). “Offering Memorandum” means, as of any date or time referred to in this Purchase Agreement (this “Agreement”), the offering memorandum at 8 a.m. New York City time on the date hereof (the “Applicable Time”) (whether the Preliminary Offering Memorandum or the Final Offering Memorandum,

and any amendment or supplement to either such document), including the exhibits and schedules thereto at such Applicable Time. The Offering Memorandum and the Pricing Supplement are collectively referred to herein as the “Time of Sale Document.”
     In connection with the sale of the Notes, the Issuers will, on the Closing Date, enter into a new senior revolving credit facility among the Company, the additional borrowers named therein, the guarantors named therein, Bank of America, N.A. (“Bank of America”), as administrative agent, co-collateral agent and security trustee, Banc of America Securities LLC, Wells Fargo Foothill, LLC (“Wells Fargo”) and Jefferies Finance LLC (“Jefferies Finance”) as joint lead arrangers and book managers, Wells Fargo as co-collateral agent and the other lenders party thereto, which provides for an asset-based revolving credit facility in an amount of up to $135.0 million, subject to the borrowing base (as amended, supplemented, modified, extended or restated from time to time, the “Credit Agreement”).
     The proceeds of the Notes will be used (a) to repay the Company’s existing indebtedness under (i) that certain credit agreement, dated as of December 4, 2007, among the Company, GS Maritime Holding LLC, the guarantors party thereto, the lenders party thereto, Jefferies Finance, as arranger, administrative agent, collateral agent and mortgage trustee, Wells Fargo and Wachovia Bank, National Association, as co-syndication agents, Fifth Third Bank and Bank of America as co-documentation agents and Wells Fargo as issuing bank (the “First Lien Term Loan”) and (ii) that certain second lien term loan agreement, dated as of December 4, 2007, among the Company, GS Maritime Holding LLC, the guarantors party thereto, the lenders party thereto and Jefferies Finance, as arranger, administrative agent, collateral agent and mortgage trustee (the “Second Lien Term Loan”); (b) to pay the costs of breaking interest rate swap contracts; and (c) to pay related fees and expenses in connection with the Transactions (as defined below).
          2. Terms of Offering. The Initial Purchasers have advised the Issuers, and the Issuers understand, that the Initial Purchasers will make offers to sell (the “Exempt Resales”) some or all of the Notes purchased by the Initial Purchasers hereunder on the terms set forth in the Final Offering Memorandum, as amended or supplemented, to persons (the “Subsequent Purchasers”) whom the Initial Purchasers (i) reasonably believe to be “qualified institutional buyers” (“QIBs”) as defined in Rule 144A under the Act (“Rule 144A”), as such may be amended from time to time or (ii) reasonably believe to be non-U.S. persons in reliance upon Regulation S under the Act (“Regulation S”) and in compliance with the laws applicable to such persons in jurisdictions outside of the United States.
          Pursuant to the Indenture, all Domestic Subsidiaries (as defined in the Indenture) shall fully and unconditionally guarantee, on a senior secured basis, to each holder of the Notes and the Trustee, the payment and performance of the Issuers’ obligations under the Indenture, the Notes, the Exchange Notes and the Private Exchange Notes (each such subsidiary being referred to herein as a “Guarantor,” each such guarantee being referred to herein as a “Guarantee” and the Guarantees and the Notes collectively referred to herein as the “Securities”).
          In connection with entering into the Credit Agreement, the Issuers, the Guarantors, the Trustee and the lenders under the Credit Agreement shall enter into an Intercreditor Agreement, to be dated as of the Closing Date, in a form reasonably satisfactory to the Initial Purchasers (the “Intercreditor Agreement”).
          On the Closing Date, the Issuers and the Guarantors will enter into certain collateral agreements (together with the Intercreditor Agreement, the “Collateral Agreements”), which will provide for the grant of second priority security interests (subject to a prior ranking lien by the lenders under the Credit Agreement and certain other Permitted Liens (as defined, and provided for, in the Indenture)) (the “Security Interests”) in substantially all of the assets of the Issuers (other than Excluded Property as that term is defined in the Indenture).

          Holders of the Notes (including Subsequent Purchasers) will have the registration rights set forth in the registration rights agreement applicable to the Notes (the “Registration Rights Agreement”), to be executed on and dated as of the date hereof. Pursuant to the Registration Rights Agreement, the Issuers will agree, among other things, to file with the Securities and Exchange Commission (the “SEC”) (a) a registration statement (the “Exchange Offer Registration Statement”) under the Act relating to senior secured notes (the “Exchange Notes”) which shall be identical to the Notes (except that the Exchange Notes shall have been registered pursuant to the Exchange Offer Registration Statement and will not be subject to restrictions on transfer or contain additional interest provisions) to be offered in exchange for the Notes (such offer to exchange being referred to as the “Exchange Offer”), and/or (b) under certain circumstances, a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement”) relating to the resale by certain holders of the Notes. If required under the Registration Rights Agreement, the Issuers will issue Exchange Notes to the Initial Purchasers (the “Private Exchange Notes”). If the Issuers fail to satisfy their obligations under the Registration Rights Agreement, they will be required to pay additional interest to the holders of the Notes under certain circumstances.
          This Agreement, the Indenture, the Collateral Agreements, the Registration Rights Agreement, the Notes, the Exchange Notes, the Private Exchange Notes and the Guarantees are collectively referred to herein as the “Documents.” The Offering, the entry into the Credit Agreement and the application of the proceeds therefrom as described in the Time of Sale Documents and the Final Offering Memorandum, the issuance and sale of the Exchange Notes and the Private Exchange Notes pursuant to the Registration Rights Agreement and any of the other transactions contemplated by the Documents are collectively referred to herein as the “Transactions.”
          3. Purchase, Sale and Delivery. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Issuers agree to issue and sell to the Initial Purchasers, and the Initial Purchasers agree, severally and not jointly, to purchase from the Issuers, the Notes at a purchase price of 97.75% of the aggregate principal amount thereof. Delivery to the Initial Purchasers of and payment for the Notes shall be made at a Closing (the “Closing”) to be held at 10:00 a.m., New York time, on December 22, 2009 (the “Closing Date”) at the New York offices of Proskauer Rose LLP (or such other location as shall be reasonably acceptable to the Initial Purchasers).
          The Company shall deliver to the Initial Purchasers one or more certificates representing the Notes in definitive form, registered in such names and denominations as the Initial Purchasers may request, against payment by the Initial Purchasers of the purchase price therefor by immediately available Federal funds bank wire transfer to such bank account or accounts as the Company shall designate to the Initial Purchasers at least two business days prior to the Closing Date. The certificates representing the Notes in definitive form shall be made available to the Initial Purchasers for inspection at the New York offices of Proskauer Rose LLP (or such other location as shall be reasonably acceptable to the Initial Purchasers) not later than 10:00 a.m., New York time, one business day prior to the Closing Date. Notes to be represented by one or more definitive global securities in book-entry form will be deposited on the Closing Date, by or on behalf of the Company, with The Depository Trust Company (“DTC”) or its designated custodian, and registered in the name of Cede & Co.
          4. Representations and Warranties of the Issuers and the Guarantors. The Issuers and the Guarantors jointly and severally represent and warrant to the Initial Purchasers that, as of the date hereof and as of the Closing Date:
(a)	(i) Neither the Time of Sale Document, nor any amendment or supplement thereto, as of the Applicable Time and at all times subsequent thereto up to and including the Closing Date, contained or contains any untrue statement of a material fact, or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) the Final Offering Memorandum, and at the time of each sale of the

Notes and at the Closing Date, as then amended or supplemented by the Issuers, if applicable, did not and will not, contain any untrue statement of a material fact, or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 4(a) do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchasers and furnished to any Issuer in writing by the Initial Purchasers expressly for use in the Preliminary Offering Memorandum or the Final Offering Memorandum or any amendment or supplement thereto, which information is specified in Section 12. No injunction or order has been issued that either (i) asserts that any of the Transactions is subject to the registration requirements of the Act or (ii) would prevent or suspend the issuance or sale of any of the Notes or the use of the Time of Sale Document, the Final Offering Memorandum or any amendment or supplement thereto, in any jurisdiction.
(b)	Neither of the Issuers has prepared, made, used, authorized, approved or distributed, and neither of the Issuers will prepare, make, use, authorize, approve or distribute, any written communication that constitutes an offer to sell or solicitation of an offer to buy the Notes (each such communication by the Issuers or their agents and representatives (other than a communication referred to in clauses (i) and (ii) below, an “Additional Written Communication”) other than (i) the Time of Sale Document, (ii) the Final Offering Memorandum and (iii) any electronic road show or other written communications, in each case made, prepared, used and distributed in accordance with Section 5(c)). Each such Additional Written Communication, when taken together with the Time of Sale Document, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty shall not apply to statements in or omissions from each such Additional Written Communication made in reliance upon and in conformity with information furnished to any Issuer in writing by the Initial Purchasers expressly for use in any Additional Written Communication.

(c)	Each corporation, partnership, limited liability company or other entity in which the Company, directly or indirectly through any of its subsidiaries, owns more than fifty percent (50%) of any class of equity securities or interests is listed on Schedule III hereto (the “Subsidiaries”). Each Subsidiary that is a Foreign Subsidiary has an asterisk (“*”) next to its name on such schedule.

(d)	Each of the Company and the Subsidiaries (i) has been duly organized or formed, as the case may be, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets as described in the Offering Memorandum, and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation, partnership, limited liability company or other entity, as the case may be, and is authorized to do business in each jurisdiction in which the nature of such businesses or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on (A) the properties, business, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, (B) the ability of the Issuers and the Guarantors to perform their obligations in all material respects under any Document, (C) the enforceability of the Collateral Agreements or the attachment, perfection or priority of any of the Liens or security interests intended to be created thereby, (D) the validity or enforceability of any of the Documents or (E) the consummation of any of the Transactions (each, a “Material Adverse Effect”).

(e)	Subject to the assumptions in the Final Offering Memorandum under the caption “Capitalization,” all of the issued and outstanding shares of capital stock of, or membership interests in, as the case may be, the Company and the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed and not as a result of any rights contained in any organizational document), and were not issued in violation of, and are not subject to, any preemptive or similar rights. The table (including the footnotes thereto) in the Time of Sale Document and the Final Offering Memorandum under the caption “Capitalization” sets forth, as of its date, the capitalization of the Company. Except for such entities listed on Schedule III hereto, of which the Company does not own 100% of the outstanding equity securities or interests, all of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries are owned, directly or indirectly, by the Company, and all of the outstanding shares of capital stock or other equity interests of the Company are owned, directly or indirectly, by GS Maritime Intermediate Holding, LLC, a Delaware limited liability company, in each case free and clear of all liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind (collectively, “Liens), other than those imposed by the Act, in connection with the Transactions and the securities or “Blue Sky” laws of certain domestic or foreign jurisdictions. Other than as disclosed in the Time of Sale Document and the Final Offering Memorandum, there are no outstanding (A) options, warrants or other rights to purchase from any of the Company or the Subsidiaries, (B) agreements, contracts, arrangements or other obligations of any of the Company or the Subsidiaries to issue, or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of capital stock of, or other ownership or equity interests in, the Company or the Subsidiaries.
(f)	No holder of securities of any of the Company or the Subsidiaries will be entitled to have such securities registered under any registration statement required to be filed by the Issuers and the Guarantors with respect to the Notes pursuant to the Registration Rights Agreement.

(g)	Each of Finance Corp. and the Guarantors that is a corporation has all requisite corporate power and authority, and each of the Company and the Guarantors that is a partnership, limited liability company or other unincorporated entity has all requisite partnership, limited liability company or other power and authority, to execute, deliver and perform its obligations under the Documents to which it is a party and to consummate the Transactions.

(h)	This Agreement has been duly and validly authorized, executed and delivered by the Issuers and the Guarantors. Each of the Indenture and the Collateral Agreements have been duly and validly authorized by the Issuers and the Guarantors. Each of the Indenture and the Collateral Agreements, when executed and delivered by the Issuers and the Guarantors, will constitute a legal, valid and binding obligation of each of the Issuers and Guarantors, enforceable against each of the Issuers and the Guarantors in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(i)	The Registration Rights Agreement has been duly and validly authorized by the Issuers and the Guarantors. The Registration Rights Agreement, when executed and delivered by the Issuers and the Guarantors, will constitute a legal, valid and binding obligation of the Issuers and the Guarantors, enforceable against each of the Issuers and the Guarantors in accordance with its terms, except (i) that such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought and (ii) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

(j)	The Notes, when issued, will be in the form contemplated by the Indenture. The Indenture, when executed and delivered by the Issuers and the Guarantors, will meet the requirements for qualification under the Trust Indenture Act of 1939, as amended (the “TIA”). Each of the Notes, Exchange Notes and Private Exchange Notes has been duly and validly authorized by the Issuers. The Notes, when delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement and the Indenture, will have been duly executed, issued and delivered by the Issuers, will constitute legal, valid and binding obligations of the Issuers, will be entitled to the benefit of the Indenture, the Collateral Agreements and the Registration Rights Agreement and will be enforceable against the Issuers in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(k)	The Guarantees have been duly and validly authorized by the Guarantors and, when delivered to the Initial Purchasers, will have been duly executed, issued and delivered and will constitute legal, valid and binding obligations of the applicable Guarantor, entitled to the benefit of the Indenture, the Collateral Agreements, and the Registration Rights Agreement, and enforceable against such Guarantor in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

(l)	None of the Company or the Subsidiaries is in violation of its certificate of incorporation, by-laws or other organizational documents (the “Charter Documents”). None of the Company or the Subsidiaries is (i) in violation of any Federal, state, local or foreign statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation or order (collectively, “Applicable Law”) of any federal, state, local and other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization, domestic or foreign (each, a “Governmental Authority”) applicable to it or any of its respective properties, or (ii) in breach of or default under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which it is a party or by which it or any of its respective properties is bound (collectively, “Applicable Agreements”), except for such violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect. Other than as disclosed in the Time of Sale Document, to the knowledge of the Issuers and the Guarantors, all Applicable Agreements are in full force and effect and constitute legal, valid and binding obligations of the parties thereto and there exists no condition that, with the passage of time or otherwise, would constitute or result in (x) a violation of any Charter Document or Applicable Law, (y) a breach of or default under any Applicable Agreement or (z) the imposition of any penalty or the acceleration of any indebtedness of the Company, the Subsidiaries or Parent.

(m)	Neither the execution, delivery or performance of the Documents nor the consummation of any Transaction will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any person (other than consents already obtained and in full force and effect) under, result in the imposition of a Lien on any assets of the Company or the Subsidiaries (except for Liens pursuant to the Collateral Agreements), or result in an acceleration of indebtedness under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement or (iii) any Applicable Law. After consummation of the Offering and the other Transactions, no Default or Event of Default will exist.

(n)	When executed and delivered, each of the Documents will conform in all material respects to the descriptions thereof in the Time of Sale Document and the Final Offering Memorandum.

(o)	No consent, approval, authorization or order of any Governmental Authority or third party is required for the issuance and sale by the Issuers of the Notes to the Initial Purchasers or the consummation by the Issuers and the Guarantors of the other Transactions, except such as have been obtained and such as may be required under state securities or “Blue Sky” laws or laws applicable in foreign jurisdictions (in relation to the purchase or sale of the Notes in such foreign jurisdictions) in connection with the purchase and resale of the Notes by the Initial Purchasers.

(p)	Except as disclosed in the Offering Memorandum, there is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, “Proceedings”), pending or, to the knowledge of the Issuers or the Guarantors, threatened, that either (i) seeks to restrain, enjoin or prevent the consummation of any of the Transactions or otherwise challenge any of the Documents or (ii) would, individually or in the aggregate, have a Material Adverse Effect. The Issuers are not subject to any judgment, order, decree, rule or regulation of any Governmental Authority that would, individually or in the aggregate, have a Material Adverse Effect.

(q)	Each of the Company and the Subsidiaries possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the Time of Sale Document and the Final Offering Memorandum (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and the Subsidiaries has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit. None of the Company or the Subsidiaries has received any notice of any proceeding relating to revocation or modification of any such Permit, other than as disclosed in the Time of Sale Document and the Final Offering Memorandum, or except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(r)	Each of the Company and the Subsidiaries has good and marketable title to all real property owned by it and good title to all personal property owned by it and good and indefeasible title to all leasehold estates in real and personal property being leased by it and, as of the Closing Date, will be free and clear of all Liens (other than Permitted Liens) with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect. All Applicable Agreements to which the Company or any Subsidiary is a party or by which any of them is bound are valid and enforceable against each of the Company or such Subsidiary, as applicable, and are valid and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(s)	All Tax returns required to be filed by the Company and the Subsidiaries have been filed and all such returns are true, complete, and correct in all material respects. All Taxes that are due from the Company and the Subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles of the United States, consistently applied (“GAAP”), with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Issuers or the Guarantors after due inquiry, there are no actual or proposed Tax assessments against any of the Company or the Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect. The accruals and reserves on the books and records of the Company and the Subsidiaries in respect of any material Tax liability for any period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.
(t)	Each of the Company and the Subsidiaries owns, or is licensed under, and has the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property”) necessary for the conduct of its businesses and, as of the Closing Date, will be free and clear of all Liens, other than Permitted Liens with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Issuers or the Guarantors, no claims or notices of any potential claim have been asserted by any person challenging the use of any such Intellectual Property by the Company or any of the Subsidiaries or questioning the validity or effectiveness of the Intellectual Property or any license or agreement related thereto (other than any claims that, if successful, would not, individually or in the aggregate, have a Material Adverse Effect). The use of such Intellectual Property by the Company or any of the Subsidiaries will not infringe on the Intellectual Property rights of any other person.

(u)	The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management’s general or specific authorization, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. The Company’s independent auditors and board of directors have been advised of: (y) all significant deficiencies, if any, in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (z) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; all material weaknesses, if any, in internal controls have been identified to the Company’s independent auditors; since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(v)	The audited and unaudited consolidated financial statements and related notes of the Company and the Subsidiaries contained in the Time of Sale Document and the Final Offering Memorandum (the “Financial Statements”) present fairly the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with GAAP. The calculation of EBITDA contained in the Time of Sale Document and the Final Offering Memorandum comply with Regulation G and Item 10(e) of Regulation S-K under the Act. The financial data contained in the Time of Sale Document and the Final Offering Memorandum under the captions “Summary Consolidated Historical and Pro Forma Financial Data” and “Selected Historical Consolidated Financial Data” have been prepared on a basis consistent with that of the Financial Statements and present fairly in all material respects the financial position and results of operations of the Company and its consolidated Subsidiaries as of the respective dates and for the respective periods indicated. All other financial, statistical, and market and industry-related data included in the Time of Sale Document and the Final Offering Memorandum are fairly and accurately presented and are based on or derived from sources that the Company believes to be reliable and accurate.

(w)	Subsequent to the respective dates as of which information is given in the Time of Sale Document and the Final Offering Memorandum, except as disclosed in the Time of Sale Document and the Final Offering Memorandum, (i) none of the Company or the Subsidiaries has incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to the Company and the Subsidiaries, or has entered into any transactions not in the ordinary course of business, (ii) there has not been any material decrease in the capital stock or any material increase in long-term indebtedness or any material increase in short-term indebtedness of the Company or the Subsidiaries, or any payment of or declaration to pay any dividends or any other distribution with respect to the Company or the Subsidiaries and (iii) there has not been any material adverse change in the properties, business, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole (each of clauses (i), (ii) and (iii), a “Material Adverse Change”). Other than as disclosed in the Time of Sale Document and the Final Offering Memorandum, to the knowledge of the Issuers or the Guarantors after due inquiry, there is no event that is reasonably likely to occur, which if it were to occur, would, individually or in the aggregate, have a Material Adverse Effect.
(x)	No “nationally recognized statistical rating organization” (as such term is defined for purposes of Rule 436(g)(2) under the Act) (i) has imposed (or has informed any of the Company or the Subsidiaries that it is considering imposing) any condition (financial or otherwise) on any of the Company or the Subsidiaries retaining any rating assigned to the any of the Company or the Subsidiaries or to any securities or indebtedness of the Company or the Subsidiaries, or (ii) has indicated to any of the Company or the Subsidiaries that it is considering (A) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (B) any change in the outlook for any rating of any of the Company or the Subsidiaries or any securities or indebtedness of the Company or the Subsidiaries.

(y)	On the Closing Date, after giving pro forma effect to the Offering and the use of proceeds therefrom as indicated in the Time of Sale Document and the Final Offering Memorandum under the caption “Use of Proceeds,” each of the Issuers and the Guarantors (i) will be Solvent (as hereafter defined), (ii) will not have unreasonably small capital and (iii) will be able to pay its debts as they mature. As used in this Section 4(y), the term “Solvent” means, with respect to a particular date, that on such date (v) the present fair market value (or present fair saleable value) of the assets of each of the Issuers and the Guarantors exceeds the total amount required to pay its respective liabilities on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (w) each of the Issuers and the Guarantors is able to pay its respective debts and other liabilities, contingent obligations and commitments as they mature and become due in the ordinary course of business; (x) assuming consummation of the issuance of the Notes and Guarantees as contemplated by this Agreement, the Time of Sale Document and the Final Offering Memorandum, none of the Issuers or any Guarantor is incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (y) none of the Issuers or any Guarantor is engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which any of the Issuers or the Guarantors is engaged; and (z) none of the Issuers or any Guarantor is otherwise insolvent under the standards set forth under applicable law.

(z)	The Issuers have not and, to their knowledge after due inquiry, no one acting on their behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Issuers to facilitate the sale or resale of any of the Notes, (ii) sold, bid for, purchased, or paid anyone any compensation for soliciting purchases of, any of the Notes or (iii) except as disclosed in the Time of Sale Document and the Final Offering Memorandum, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Issuers.

(aa)	Without limiting any provision herein, no registration under the Act and no qualification of the Indenture under the TIA, is required for the sale of the Notes to the Initial Purchasers as contemplated hereby or for the Exempt Resales, assuming (i) that the purchasers in the Exempt Resales are QIBs or non-U.S. persons (as defined under Regulation S) and (ii) the accuracy of the Initial Purchasers’ representations contained herein regarding the absence of general solicitation in connection with the sale of the Notes to the Initial Purchasers and the Exempt Resales.

(bb)	The Notes are eligible for resale pursuant to Rule 144A. Neither the Notes nor the Guarantees will be of the same class (within the meaning of Rule 144A) as any securities of the Issuers or the Guarantors that are listed on a national securities exchange registered under Section 6 of the Exchange Act of 1934, as amended (the “Exchange Act”) or quoted in a U.S. automated inter-dealer quotation system. No securities of the Issuers or the Guarantors of the same class as the Notes or Guarantees have been offered, issued or sold by the Issuers, the Guarantors or any of their respective affiliates (as defined in Rule 144) within the six-month period immediately prior to the date hereof.

(cc)	(i) None of the Company, the Subsidiaries, their affiliates or any other person acting on behalf of any of them (A) offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act and (B) with respect to Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act (“Rule 902”)), offered or sold such Notes by means of any directed selling efforts within the meaning of Rule 902 and (ii) each of the Company, the Subsidiaries, their affiliates and all other persons acting on behalf of any of them has complied with and will implement the “offering restrictions” within the meaning of Rule 902; provided, that no representation is made in this Section 4(cc) with respect to the actions of the Initial Purchasers.

(dd)	Each of the Company, the Subsidiaries, and each ERISA Affiliate (as hereinafter defined) has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to each “pension plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA which the Company, the Subsidiaries or any ERISA Affiliate sponsors or maintains, or with respect to which it has (or within the last three years had) any obligation to make contributions, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). None of the Company, the Subsidiaries or any ERISA Affiliate has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means a corporation, trade or business that is, along with the Company or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

(ee)	(i) None of the Issuers or any of the Guarantors is party to or bound by any collective bargaining agreement with any labor organization; (ii) there is no union representation question existing with respect to the employees of any of the Issuers or the Guarantors, and, to the knowledge of the Issuers or the Guarantors after due inquiry, no union organizing activities are taking place that, could, individually or in the aggregate, have a Material Adverse Effect; (iii) no union organizing or decertification efforts are underway or, to the knowledge of the Issuers or the Guarantors after due inquiry, have been threatened against any of the Issuers or the Guarantors; (iv) no labor strike, work stoppage, slowdown, or other material labor dispute is pending against any of the Issuers or the Guarantors, or, to the knowledge of the Issuers or the Guarantors after due inquiry, threatened against any of the Issuers or the Guarantors; (v) none of the Issuers or any of the Guarantors is subject to any worker’s compensation liability, experience or matter that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (vi) there is no pending, or, to the knowledge of the Issuers or the Guarantors after due inquiry, threatened, liability against any of the Issuers or the Guarantors pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (vii) there is no employment-related charge, complaint, grievance, investigation, unfair labor practice claim, or inquiry of any kind, pending against any of the Issuers or the Guarantors that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(ff)	None of the Transactions will violate or result in a violation of Section 7 of the Exchange Act (including, without limitation, Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) and Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System).

(gg)	None of the Company, the Subsidiaries or Parent is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940, as amended (the “Investment Company Act”); and none of the Company, the Subsidiaries or Parent, after giving effect to the Offering and the application of the proceeds thereof as described in the Time of Sale Document and the Final Offering Memorandum, will be an “investment company” as defined in the Investment Company Act.

(hh)	The Issuers have not engaged any broker, finder, commission agent or other person (other than the Initial Purchasers) in connection with the Transactions, and the Issuers are not under any obligation to pay any broker’s fee or commission in connection with the Transactions (other than commissions or fees to the Initial Purchasers).

(ii)	Except for exceptions to the following that would not, individually or in the aggregate, have a Material Adverse Effect:
(i)	the Company, the Subsidiaries, their respective businesses and operations, vessels owned by any of the Company or the Subsidiaries (“Vessels”), vessels under bareboat charter to any of the Company or the Subsidiaries (“Bareboat Chartered Vessels”) and all real property owned, leased or operated by any of the Company or the Subsidiaries (“Real Property”) are and have at all times during the Company or the Subsidiaries’ ownership, lease or operation thereof been in compliance with, and the Company and the Subsidiaries have no liability under, any and all Applicable Law relating to: (A) any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, navigable waters, ocean waters, international waters, stream and river sediments, biota and any indoor area, surface or physical medium (the “Environment”); (B) the spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material (as defined in the Atomic Energy Act of 1954), petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, any toxic mold, microbial or fungal contamination that could reasonably pose a risk to human health or the Environment or would negatively impact the condition of the Real Property, carbon emissions or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined as hazardous under, subject to regulation under, or which can give rise to liability or obligations under, any applicable Environmental Laws (“Hazardous Materials”) in, into, onto, from or through the Environment or any Real Property (“Release”) or threatened Release; or (C) natural resources or natural resource damages, or occupational safety or health, including the Comprehensive Environmental Response, Compensation, and Liability

Act of 1980, as amended (“CERCLA”), Oil Pollution Act of 1990, the Clean Air Act, the Federal Water Pollution Control Act, and the Hazardous Materials Transportation Uniform Safety Act (all such Applicable Laws collectively, “Environmental Law”);
(ii)	the Company and the Subsidiaries have obtained all Permits required by any Governmental Authority under Environmental Law (“Environmental Permits”) required for the conduct of their respective businesses and operations conducted as set forth in the Time of Sale Document and the Final Offering Memorandum, and the ownership, operation and use of their Vessels, Bareboat Chartered Vessels and Real Property, under all applicable Environmental Laws;

(iii)	the Company and the Subsidiaries are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing;

(iv)	there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property, facility, Vessel or Bareboat Chartered Vessel presently or formerly owned, leased or operated by any of the Company or the Subsidiaries or any of their predecessors in interest that has resulted in, or is reasonably likely to result in, liability or obligations by any of the Company or the Subsidiaries under applicable Environmental Law or in an Environmental Claim (as hereinafter defined);

(v)	there is no Environmental Claim pending, or to the knowledge of the Issuers or the Guarantors, threatened against any of the Company or the Subsidiaries, or relating to the real property currently or formerly owned, leased or operated by any of the Company or the Subsidiaries or relating to the business or operations of the Company and the Subsidiaries and there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(vi)	none of the Company or the Subsidiaries is obligated to perform any action or otherwise incur any expense under applicable Environmental Law pursuant to any judgment, decree, verdict, order, consent order, consent decree, declaration or injunction (collectively, “Order”) or agreement by which it is bound or has assumed by contract or agreement, and none of the Company and the Subsidiaries is conducting or financing any (A) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any other applicable Environmental Law, or (B) all other actions required by any Governmental Authority or voluntarily undertaken to (1) clean up, remove, treat, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (2) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (3) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to, the actions set forth in clause (1) or (2) above in each case pursuant to any applicable Environmental Law with respect to any Real Property or any other location;

(vii)	no Real Property or facility owned, operated or leased by any of the Company or the Subsidiaries and no real property or facility formerly owned, operated or leased by any of the Company or the Subsidiaries or any of their respective predecessors in interest is (A) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (B) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (C) included on any similar list maintained by any Governmental Authority that indicates that any of the Company or the Subsidiaries has or allegedly has an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(viii)	no Lien has been recorded or, to the knowledge of the Issuers or the Guarantors, threatened under any applicable Environmental Law with respect to any Real Property or property (including any Vessels or Bareboat Chartered Vessels) of any of the Company or the Subsidiaries; and

(ix)	the execution, delivery and performance of this Agreement and the consummation of the Transactions will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Applicable Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the disposition (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law of any actual or threatened presence or Release in, on, into or from the Environment, or the use, disposal or handling of Hazardous Material on, at, under, from or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.
“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, or proceeding alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with applicable Environmental Law, and shall include any claim, notice, demand, order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.
(jj)	The Company and the Subsidiaries have made available to the Initial Purchasers all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Company and the Subsidiaries concerning compliance with or liability or obligations under applicable Environmental Law, including those concerning the condition of the Real Property or the existence or Release of Hazardous Materials at, under or from Real Property or facilities currently or formerly owned, operated, leased or used by any of the Company and the Subsidiaries. In the ordinary course of business, the Company and the Subsidiaries periodically review the effects of Environmental Laws on the business, operations and properties of the Company and the Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for compliance with Environmental Laws or Environmental Permits, to address or resolve any Environmental Claim, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Issuers have concluded that such associated costs would not have a Material Adverse Effect.

(kk)	As of the Closing Date, there will be no encumbrances or restrictions on the ability of any Subsidiary (i) to pay dividends or make other distributions on such Subsidiary’s capital stock to the Company or any other Subsidiary, (ii) to make loans or advances or pay any indebtedness to, or investments in, the Company or any other Subsidiary or (iii) to transfer any of its property or assets to the Company or any other Subsidiary.

(ll)	Upon (i) execution and delivery of the Collateral Agreements by the Issuers, the Guarantors and the Collateral Agent (as defined therein) and compliance by the Issuers and the Guarantors with their respective obligations thereunder and (ii) the filing or recording of the Collateral Agreements or appropriate financing statements with the appropriate filing records, registry or other public office, together with the payment of the requisite filing or recordation fees related thereto, the security interest of the Collateral Agent in the Collateral (as defined in the Collateral Agreements) will be a valid and enforceable perfected security interest to the extent a security interest in the Collateral can be perfected by a properly filed financing statement, which security interest will be superior to and prior to the rights of all third persons other than holders of Permitted Liens.
(mm)	As of the Closing Date, except with respect to Permitted Liens, there will be no currently effective financing statement, security agreement or other document filed or recorded with any filing records, registry or other public office that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Issuers or any Guarantor.

(nn)	Each certificate signed by any officer of any of the Company or the Subsidiaries, delivered to the Initial Purchasers shall be deemed a representation and warranty by any of the Company or the Subsidiaries (and not individually by such officer) to the Initial Purchasers with respect to the matters covered thereby.

(oo)	Each of the Company and the Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged. All policies of insurance insuring the Company or the Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. The Company and the Subsidiaries are in compliance with the terms of such policies and instruments in all material respects, and there are no claims by the Company or any of the Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, have a Material Adverse Effect. All information certified by an officer of each of the Issuers and the Guarantors in that certain perfection certificate dated the Closing Date (the “Perfection Certificate”) and delivered by such officer(s) on behalf of the Issuers and the Guarantors is true and correct in all respects as of the date hereof and as of the Closing Date.

(pp)	Each of Ernst & Young LLP and PricewaterhouseCoopers LLP, who have certified to certain financial statements and financial information contained in the Time of Sale Document and the Final Offering Memorandum, is an independent registered public accounting firm with respect to the Company and the Subsidiaries within the applicable rules and regulations adopted by the SEC and the Public Accounting Oversight Board (United States) and as required by the Act.

(qq)	No forward looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) or presentation of market-related or statistical data contained in the Time of Sale Document has been made or reaffirmed without a reasonable basis or has been disclosed in other than good faith.

(rr)	None of the Company or the Subsidiaries has taken or omitted to take any action and will not take any action or omit to take any action (such as issuing any press release or making any other public announcement referring to the Offering without an appropriate stabilization legend) which may result in the loss by the Initial Purchasers of the ability to rely on any stabilization safe harbour provided by the Financial Services Authority of the United Kingdom under the Financial Services and Markets Act 2000 (the “FSMA”); provided, however, that an appropriate stabilization legend was not in the Preliminary Offering Memorandum or the Pricing Term Sheet. The Company and the

Subsidiaries have been informed of the guidance relating to stabilization provided by the Financial Services Authority of the United Kingdom, in particular the guidance contained in Section MAR 2 of the Financial Services Handbook.
(ss)	Neither the Company, the Subsidiaries nor, to the knowledge of the Issuers or the Guarantors, any director, officer, agent or employee of the Company or Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, the Subsidiaries and, to the knowledge of the Issuers or the Guarantors, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(tt)	There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale by the Issuers of the Notes.

(uu)	The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuers or the Guarantors after due inquiry, threatened.

(vv)	None of the Company, the Subsidiaries or, to the knowledge of the Issuers or the Guarantors after due inquiry, any director, officer, agent or employee of the Company or the Subsidiaries is currently included on the List of Specially Designated Nationals and Blocked Persons (the “SDN List”) maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company shall not directly or indirectly use the proceeds of the Offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently included on the SDN List maintained by OFAC.

(ww)	Other than as disclosed in the Time of Sale Document and the Final Offering Memorandum, (i) each of the Vessels is solely owned by one of the Subsidiaries free and clear of encumbrances of record, and each of the Eligible Vessels (as defined in the Credit Agreement) is duly documented in the name of such owning Subsidiary under the laws and flag of the United States and each of the Bareboat Charter Vessels is duly documented under the laws and flag of the United States; (ii) each of the Vessels and each of the Bareboat Chartered Vessels which is required to have a U.S. Coast Guard Certificate of Inspection is in a good and efficient state of repair to enable such Vessel or Bareboat Chartered Vessel, as the case may be, to be in compliance with the conditions set forth in its current U.S. Coast Guard Certificate of Inspection (if any), to navigate the routes permitted thereby and is otherwise in material compliance with the provisions of such Certificate of Inspection; (iii) each of the Vessels and each of the Bareboat Chartered Vessels is operationally sea-worthy for hull and machinery insurance warranty purposes and is in every way fit for its intended purpose; (iv) each of the Vessels and each of the Bareboat Chartered Vessels is insured in accordance with the provisions of the mortgages covering such Vessel or the bareboat charter covering such Bareboat Chartered Vessel, as the case may be; (v) each of the Vessels and each of the Bareboat Chartered Vessels which is classed has the highest classification and rating of a Classification Society for Vessels of the same age and type, as evidenced by a current certificate of such Classification Society as to such classification and rating being in full force and effect without any outstanding recommendations affecting class ; and (vi) each documented Vessel’s certificate of documentation contains a coastwise endorsement, and each Vessel is in compliance with all relevant laws, regulations and requirements (including Environmental Laws), statutory or otherwise, as are applicable to (A) vessels documented under the laws and flag of the United States with a coastwise endorsement, and (B) vessels engaged in trade similar to that to be performed by such Vessel, except in all respects with respect to clauses (iii) and (vi) where the failure to so comply would not have a material adverse effect on the operation of any Vessel in its intended trade or a Material Adverse Effect.
          5. Covenants of the Issuers and the Guarantors. Each of the Issuers and the Guarantors jointly and severally agrees:
(a)	To (i) advise the Initial Purchasers promptly after obtaining knowledge (and, if requested by the Representatives, confirm such advice in writing) of (A) the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of any of the Notes for offer or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any state securities commission or other regulatory authority, or (B) the occurrence of any event as a result of which any statement of a material fact in the Time of Sale Document, any Additional Written Communication or the Final Offering Memorandum is untrue or that requires an amendment of or supplement to the Time of Sale Document, any Additional Written Communication, or the Final Offering Memorandum in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) use its reasonable best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of any of the Notes under any state securities or Blue Sky laws, and (iii) if, at any time, any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of any of the Notes under any such laws, use its reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(b)	To (i) furnish the Initial Purchasers, without charge, as many copies of the Time of Sale Document and the Final Offering Memorandum, and any amendments or supplements thereto, as the Initial Purchasers may reasonably request, and (ii) promptly prepare, upon the reasonable request of the Representatives on behalf of the Initial Purchasers, any amendment or supplement to the Offering Memorandum that the Representatives or any other Initial Purchaser, upon advice of legal counsel, determines may be necessary in connection with Exempt Resales (and the Issuers and the Guarantors hereby consent to the use of the Time of Sale Document and the Final Offering Memorandum, and any amendments and supplements thereto, by the Initial Purchasers in connection with Exempt Resales).

(c)	Not to amend or supplement the Time of Sale Document or the Final Offering Memorandum prior to the Closing Date, or at any time prior to the completion of the resale by the Initial Purchasers of all the Notes purchased by the Initial Purchasers, unless the Representatives shall previously have been advised thereof and shall have provided their written consent thereto; and before making, preparing, using, authorizing, approving, distributing or referring to any Additional Written Communication, to furnish to the Initial Purchasers and counsel for the Initial Purchasers a copy of such written communication for review and not to make, prepare, use, authorize, approve, distribute or refer to any such written communication to which any Initial Purchaser reasonably objects.

(d)	So long as the Initial Purchasers shall hold any of the Notes, (i) if any event shall occur as a result of which, in the reasonable judgment of the Issuers or the Initial Purchasers, it becomes necessary or advisable to amend or supplement the Time of Sale Document or the Final Offering Memorandum in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to amend or supplement the Time of Sale Document or the Final Offering Memorandum to comply with Applicable Law, to prepare, at the expense of the Issuers, an appropriate amendment of or supplement to the Time of Sale Document and the Final Offering Memorandum (in form and substance reasonably satisfactory to the Initial Purchasers) so that (A) as so amended or supplemented, the Time of Sale Document and the Final Offering Memorandum will not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) the Time of Sale Document and the Final Offering Memorandum comply with Applicable Law and (ii) if in the reasonable judgment of the Issuers it becomes necessary or advisable to amend or supplement the Time of Sale Document or the Final Offering Memorandum so that the Time of Sale Document and the Final Offering Memorandum contain all of the information specified in, and meet the requirements of, Rule 144A(d)(4), to prepare an appropriate amendment or supplement to the Time of Sale Document or the Final Offering Memorandum (in form and substance reasonably satisfactory to the Initial Purchaser) so that the Time of Sale Document or the Final Offering Memorandum, as so amended or supplemented, contain the information specified in, and meet the requirements of, such Rule.

(e)	To cooperate with the Initial Purchasers and the Initial Purchasers’ counsel in connection with the qualification of the Notes under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may request and continue such qualification in effect so long as reasonably required for Exempt Resales; provided, that none of the Company or any of the Guarantors shall be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation.

(f)	Whether or not any of the Transactions are consummated or this Agreement is terminated, to pay (i) all costs, expenses, fees and taxes incident to and in connection with: (A) the preparation, printing and distribution of the Time of Sale Document and the Final Offering Memorandum and all amendments and supplements thereto (including, without limitation, financial statements and exhibits), and all other agreements, memoranda, correspondence and other documents prepared and delivered in connection herewith, (B) the negotiation, printing, processing and distribution (including, without limitation, word processing and duplication costs) and delivery of, each of the Documents, (C) the preparation, issuance and delivery of the Notes, (D) the qualification of the Notes for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the fees and disbursements of counsel to the Initial Purchasers relating to such registration or qualification), (E) furnishing such copies of the Time of Sale Document and the Final Offering Memorandum, and all amendments and supplements thereto, as may reasonably be requested for use by the Initial Purchasers and (F) the performance of the obligations of the Issuers and the Guarantors under the Registration Rights Agreement, including but not limited to the Exchange Offer, the Exchange Offer Registration Statement and any Shelf Registration Statement, (ii) all fees and expenses of the counsel, accountants and any other experts or advisors retained by the Issuers, (iii) all fees and expenses (including fees and expenses of counsel) of the Issuers in connection with approval of the Notes by DTC for “book-entry” transfer, (iv) all fees charged by rating agencies in connection with the rating of the Notes, (v) all fees and expenses (including reasonable fees and expenses of counsel) of the Trustee and all collateral agents, (vi) all costs and expenses in connection with the creation and perfection of the Security Interests (including without limitation, filing and recording fees, search fees, taxes and costs of title policies), (vii) all fees, disbursements and out-of-pocket expenses incurred by the Initial Purchasers in connection with their services to be rendered hereunder (other than fees and disbursements of Proskauer Rose LLP, counsel to the Initial

Purchasers) and (viii) if this Agreement is terminated pursuant to Section 9, all of the reasonable fees and disbursements of Proskauer Rose LLP, counsel to the Initial Purchasers, incurred in connection with the Transactions.
(g)	To use the proceeds of the Offering in the manner described in the Time of Sale Document and the Final Offering Memorandum under the caption “Use of Proceeds.”

(h)	To do and perform all things required to be done and performed under the Documents prior to and after the Closing Date.

(i)	Not to, and to cause affiliates (as defined in Rule 501(b) under the Act) of the Issuers not to, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Act of the sale to the Initial Purchasers or to the Subsequent Purchasers of the Notes.

(j)	For so long as any of the Notes remain outstanding, during any period in which the Issuers are not subject to Section 13 or 15(d) of the Exchange Act, to make available, upon request, to any owner of the Notes in connection with any sale thereof and any prospective Subsequent Purchasers of such Notes from such owner, the information required by Rule 144A(d)(4).

(k)	To comply with the representation letter of the Issuers to DTC relating to the approval of the Notes by DTC for “book entry” transfer.

(l)	For so long as any of the Notes remain outstanding, to furnish to the Initial Purchasers copies of all reports and other communications (financial or otherwise) furnished by the Issuers to the Trustee or to the holders of the Notes and, as soon as available, copies of any reports or financial statements furnished to or filed by the Issuers with the SEC or any national securities exchange on which any class of securities of the Issuers may be listed. Notwithstanding the foregoing, the Issuers will be deemed to have furnished such reports referred to above to the Initial Purchasers if they or any parent company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement within the time periods specified in the Registration Rights Agreement, and any amendments thereto, with all financial information required by and in compliance with Regulation S-X of the Act.

(m)	Except in connection with the Exchange Offer or the filing of the Shelf Registration Statement, (i) not to, and not to authorize or permit any person acting on its behalf to, (A) distribute any offering material in connection with the offer and sale of the Notes other than the Time of Sale Document and the Final Offering Memorandum and any amendments and supplements to the Final Offering Memorandum prepared in compliance with this Agreement, (B) solicit any offer to buy or offer to sell the Notes by means of any form of general solicitation or general advertising (including, without limitation, as such terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act, or (C) engage in any directed selling efforts within the meaning of Regulation S, and (ii) to, and to cause all such persons to, comply with the offering restrictions requirement of Regulation S.

(n)	During the one year period after the Closing Date (or such shorter period as may be provided for in Rule 144 under the Act, as the same may be in effect from time to time), to not, and to not permit any current or future Subsidiaries of either Issuer or any other affiliates (as defined in Rule 144) controlled by the Issuers to, resell any of the Notes which constitute “restricted securities” under Rule 144 that have been reacquired by the Issuers, any current or future Subsidiaries or any other affiliates (as defined in Rule 144) controlled by the Issuers, except pursuant to an effective registration statement under the Act.
(o)	To pay all stamp, documentary and transfer taxes and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes or the sale thereof to the Initial Purchasers.

(p)	To use their commercially reasonable efforts to complete on or prior to the Closing Date all filings and other similar actions required in connection with the perfection of security interests as and to the extent contemplated by the Collateral Agreements.

(q)	To deliver to the Initial Purchasers on and as of the Closing Date satisfactory evidence of the good standing of the Issuers and the Guarantors in their respective jurisdictions of organization and the good standing of the Company and the Subsidiaries in such other jurisdictions as the Initial Purchasers may reasonably request, in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions.
          6. Representations and Warranties of the Initial Purchasers. Each of the Initial Purchasers, severally and not jointly, represents and warrants that:
(a)	It is a QIB as defined in Rule 144A and it will offer the Notes for resale only upon the terms and conditions set forth in this Agreement and in the Time of Sale Document and the Final Offering Memorandum.

(b)	It will solicit offers to buy the Notes only from, and will offer and sell the Notes only to, (A) persons reasonably believed by such Initial Purchaser to be QIBs or (B) persons reasonably believed by such Initial Purchaser to be non-U.S. persons as defined in Regulation S and in compliance with laws applicable to such persons in jurisdictions outside of the United States; provided, however, that in purchasing such Notes, such persons are deemed to have represented and agreed as provided in the Time of Sale Document and the Final Offering Memorandum under the caption “Notice to Investors.”

(c)	No form of general solicitation or general advertising in violation of the Act has been or will be used nor will any offers in any manner involving a public offering within the meaning of Section 4(2) of the Act or, with respect to Notes to be sold in reliance on Regulation S, by means of any directed selling efforts be made by such Initial Purchaser or any of its representatives in connection with the offer and sale of the Notes.

(d)	With respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the Notes (i) to persons who are (a) “qualified investors” as defined in section 86(7)(a) of the FSMA, being persons falling within the meaning of Article 2.1(e)(i), (ii) or (iii) of the European Prospectus Directive 2003/71/EC (the “Prospectus Directive”); and (b) to persons who fall within Article 19(5) (“Investment Professionals”) of the FSMA (Financial Promotion) Order 2005 of the United Kingdom, as amended (the “FPO”) or to persons who fall within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc”) of the FPO or to persons to whom the offering may otherwise lawfully be communicated without the need for such communication to be approved, made or directed by an “authorised person” as referred to in section 21 of the FSMA (all such persons being together referred to as “Qualifying UK Persons”); (ii) in compliance with all applicable provisions of the FSMA; and (iii) in circumstances which do not require the publication by the Issuers of a prospectus pursuant to Article 3 of the Prospectus Directive, the FSMA or the United Kingdom Listing Authority Prospectus Rules issued thereunder by the United Kingdom Financial Services Authority and that any Initial Purchasers within the United Kingdom are also Qualifying UK Persons.
(e)	In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), the Notes have not been and will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that the Initial Purchasers may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or (ii) to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (iii) in any other circumstances, provided no such offer requires the publication by the Issuers of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
          7. Conditions. The obligation of each of the Initial Purchasers to purchase the Notes under this Agreement are subject to the performance by each of the Issuers and the Guarantors of its respective covenants and obligations hereunder and the satisfaction of each of the following conditions:
(a)	All the representations and warranties of the Company and the Subsidiaries contained in this Agreement and in each of the Documents shall be true and correct in all material respects as of the date hereof and at the Closing Date, provided, however, that such representations and warranties that are already qualified by either materiality or Material Adverse Effect shall be true and correct in all respects. On or prior to the Closing Date, the Issuers, the Guarantors and each other party to the Documents (other than the Initial Purchasers) shall have performed or complied with all of the agreements and satisfied all conditions on their respective parts to be performed, complied with or satisfied pursuant to the Documents (other than conditions to be satisfied by such other parties, which the failure to so satisfy would not, individually or in the aggregate, have a Material Adverse Effect).

(b)	No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that would prevent or materially interfere with the consummation of the Transactions; and no stop order suspending the qualification or exemption from qualification of any of the Notes in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced, pending or, to the knowledge of the Issuers or the Guarantors after due inquiry, threatened or contemplated as of the Closing Date.

(c)	No action shall have been taken and no Applicable Law shall have been enacted, adopted or issued that would, as of the Closing Date, prevent the consummation of the Transactions. No Proceeding shall be pending or, to the knowledge of the Issuers or the Guarantors after due inquiry, threatened other than Proceedings that (A) if adversely determined would, individually or in the aggregate, adversely affect the issuance or marketability of the Notes, and (B) would, individually or in the aggregate, have a Material Adverse Effect.
(d)	Subsequent to the respective dates as of which data and information is given in the Time of Sale Document (exclusive of any amendment or supplement thereto) there shall not have been any Material Adverse Change which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offer, sale or delivery of the Notes on the terms and in the manner contemplated by this Agreement, the Time of Sale Document and the Final Offering Memorandum.

(e)	On or after the date hereof, there shall not have occurred any downgrading, suspension or withdrawal of, nor shall any notice have been given of any potential or intended downgrading, suspension or withdrawal of, or of any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of any of the Company, the Subsidiaries or any securities or indebtedness of any of the Company or the Subsidiaries (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Act and (ii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of any of the Company, the Subsidiaries or Parent or any securities or indebtedness of any of the Company, the Subsidiaries or Parent by any such rating organization.

(f)	The Initial Purchasers shall have received on the Closing Date:
(i)	certificates dated the Closing Date, signed by (A) the chief executive officer of the Company and (B) the principal financial or accounting officer of each of the Issuers and the Guarantors, on behalf of the Issuers and the Guarantors, to the effect that (1) the representations and warranties set forth in Section 4, in each of the Documents and the Perfection Certificate are true and correct with the same force and effect as though expressly made at and as of the Closing Date, (2) the Issuers and the Guarantors have performed and complied with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Date, (3) at the Closing Date, since the date of the most recent financial statements in the Time of Sale Document and the Final Offering Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or events have occurred, no information has become known nor does any condition exist that, individually or in the aggregate, would have a Material Adverse Effect, (4) since the date of the most recent financial statements in the Time of Sale Document and the Final Offering Memorandum (exclusive of any amendment or supplement thereto after the date hereof), other than as described in the Time of Sale Document and the Final Offering Memorandum or contemplated hereby, none of the Company or the Subsidiaries has incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, that are material to the Company and the Subsidiaries, taken as a whole, or entered into any transactions not in the ordinary course of business that are material to the business, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole, and there has not been any change in the capital stock or long-term indebtedness of any of the Company or the Subsidiaries that is material to the business, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole, and (5) the sale of the Notes has not been enjoined (temporarily or permanently).

(ii)	a certificate, dated the Closing Date, executed by the chief financial officer of the Company, in the form of Exhibit A hereto;

(iii)	a certificate, dated the Closing Date, executed by the secretary of each of the Issuers and the Guarantors, certifying such matters as the Initial Purchasers may reasonably request.

(iv)	the Perfection Certificate, dated the Closing Date, executed by an officer of each of the Issuers and the Guarantors substantially in the form previously provided to counsel for the Issuers.

(v)	a certificate of solvency, dated the Closing Date, executed by the principal financial or accounting officer of the each of the Issuers and the Guarantors, substantially in the form previously approved by the Initial Purchasers or their counsel.

(vi)	the opinion of Willkie Farr & Gallagher LLP, counsel to the Issuers, dated the Closing Date and addressed to the Initial Purchasers, in substantially the form of Exhibit B hereto.

(vii)	the opinion of each of the counsel to the Issuers listed on Schedule IV hereto, dated the Closing Date and addressed to the Initial Purchasers, substantially in the form of Exhibit C hereto.

(viii)	the opinion of Proskauer Rose LLP, counsel to the Initial Purchasers, dated the Closing Date and addressed to the Initial Purchasers, in form satisfactory to the Initial Purchasers covering such matters as are customarily covered in such opinions.
(g)	The Initial Purchasers shall have received from Ernst & Young LLP, independent auditors, with respect to the Company (i) a customary comfort letter, dated the date hereof, in the form of Exhibit D hereto, with respect to the financial statements and certain financial information contained in the Time of Sale Document, and (ii) a customary comfort letter, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers and their counsel, to the effect that Ernst & Young LLP reaffirms the statements made in its letter furnished pursuant to clause (i) with respect to the financial statements and certain financial information contained in the Time of Sale Document and the Final Offering Memorandum.

(h)	The Initial Purchasers shall have received from PricewaterhouseCoopers LLP, independent auditors, with respect to the Company (i) a customary comfort letter, dated the date hereof, in the form of Exhibit E hereto and substance reasonably satisfactory to the Initial Purchasers and their counsel, with respect to the financial statements and certain financial information contained in the Time of Sale Document, and (ii) a customary comfort letter, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers and their counsel, to the effect that Pricewaterhouse Coopers LLP reaffirms the statements made in its letter furnished pursuant to clause (i) with respect to the financial statements and certain financial information contained in the Time of Sale Document and the Final Offering Memorandum.

(i)	Each of the Documents shall have been executed and delivered by all parties thereto.

(j)	The Initial Purchasers shall have received copies of all opinions, certificates, letters and other documents delivered under the Documents or in connection with the Transactions.

(k)	The terms of each Document shall conform in all material respects to the description thereof in the Time of Sale Document and the Final Offering Memorandum.

(l)	The Collateral Agent shall have received (with copies for the Initial Purchasers) on the Closing Date:
(i)	appropriately completed copies of Uniform Commercial Code (“UCC”) financing statements naming the Issuers and each Guarantor as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the reasonable opinion of the Collateral Agent and its counsel, desirable to perfect the security interests of the Collateral Agent pursuant to the Collateral Agreements;
(ii)	appropriately completed copies of UCC Form UCC 3 termination statements, if any, necessary to release all Liens (other than Permitted Liens) of any Person in any collateral described in any Collateral Agreement previously granted by any Person; and

(iii)	such other approvals, opinions, or documents as the Collateral Agent or its counsel may reasonably request in form and substance reasonably satisfactory to the Collateral Agent.
(m)	The Collateral Agent and its counsel shall be satisfied that (i) the Lien granted to the Collateral Agent, for the benefit of the Secured Parties in the collateral described above is of the priority described in the Time of Sale Document and the Final Offering Memorandum; and (ii) no Lien exists on any of the collateral described above other than the Lien created in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to a Collateral Agreement, in each case subject to the Permitted Liens;

(n)	All UCC financing statements or other similar financing statements and UCC Form UCC-3 termination statements required pursuant to Sections 7(l)(i) and 7(l)(ii) (collectively, the “UCC Statements”) shall have been delivered to CT Corporation System or another similar filing service company acceptable to the Collateral Agent.

(o)	The Initial Purchasers shall have received substantially contemporaneously with the Closing a copy of the receipt of a payoff letter from each of the institutions listed on Schedule V hereto.
          8. Indemnification and Contribution.
(a)	The Issuers and each of the Guarantors jointly and severally agrees to indemnify and hold harmless each of the Initial Purchasers, its directors, officers, employees, affiliates, and each person, if any, who controls such Initial Purchaser within the meaning of the Act or the Exchange Act, against any losses, claims, damages or liabilities of any kind to which such Initial Purchaser, director, officer, employee, affiliate or such controlling person may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company (not to be unreasonably withheld, delayed or conditioned)), insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:
(i)	any untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Document, any Company Written Communication or the Final Offering Memorandum, or any amendment or supplement thereto; or

(ii)	the omission or alleged omission to state, in the Time of Sale Document, any Company Written Communication or the Final Offering Memorandum or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
and, subject to the provisions hereof, will reimburse, as incurred, such Initial Purchaser, its directors, officers, employees, affiliates and each such controlling persons for any legal or other expenses incurred by such Initial Purchaser or such director, officer, employee, affiliate or controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action in respect thereof; provided, however, the Issuers and the Guarantors will not be liable in any such case to the extent (but only to the extent) that a court of competent jurisdiction shall have determined by a final, unappealable judgment that such loss, claim, damage or liability resulted solely from any untrue statement or alleged untrue statement or omission or alleged omission made in the Time of Sale Document, any Additional Written Communication or the Final Offering Memorandum or any amendment or supplement thereto in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to any Issuer by such Initial Purchaser for use therein, it being understood and agreed that the only such information furnished by such Initial Purchaser to the Issuers consists of the information described in Section 12. The indemnity agreement set forth in this Section 8(a) shall be in addition to any liability that the Issuers and the Guarantors may otherwise have to the indemnified parties.
(b)	Each Initial Purchaser, severally and not jointly, agrees to indemnify and hold harmless each of the Issuers, the Guarantors and their respective directors, officers, affiliates and each person, if any, who controls the Issuers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Issuers or any such director, officer, affiliate or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as a court of competent jurisdiction shall have determined by a final, unappealable judgment that such losses, claims, damages or liabilities (or actions in respect thereof) have resulted solely from (i) any untrue statement or alleged untrue statement of any material fact contained in the Time of Sale Document or the Final Offering Memorandum or any amendment or supplement thereto or (ii) the omission or the alleged omission to state therein a material fact required to be stated in the Time of Sale Document or the Final Offering Memorandum or any amendment or supplement thereto or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent (but only to the extent) that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser, furnished to any Issuer by such Initial Purchaser specifically for use therein; and, subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses incurred by the Issuers, each of the Guarantors or any such director, officer, affiliate or controlling person in connection with any such loss, claim, damage, liability or action in respect thereof. Each of the Issuers and the Guarantors hereby acknowledges that the only information that the Initial Purchasers have furnished to the Issuers specifically for use in the Time of Sale Document or the Final Offering Memorandum or any amendment or supplement thereto, are the statements set forth in Section 12. The indemnity agreement set forth in this Section 8(b) will be in addition to any liability that the Initial Purchasers may otherwise have to the indemnified parties.

(c)	As promptly as reasonably practicable after receipt by an indemnified party under this Section 8 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 8, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party of the commencement thereof in writing; provided that the omission to so notify the indemnifying party (i) will not relieve such indemnifying party from any liability under Section 8(a) or 8(b) unless and only to the extent it is materially prejudiced as a result thereof and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 8(a) and 8(b). In case any such action is brought against any indemnified party, and such indemnified party notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may elect, jointly with any other indemnifying party similarly notified, to assume the defense of such action, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties at the expense of the indemnifying party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchasers in the case of Section 8(a) or the Issuers in the case of Section 8(b), representing the indemnified parties under such Section 8(a) or Section 8(b), as the case may be, who are parties to such action or actions), (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party or (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party and shall be paid as they are incurred. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party other than pursuant to and in accordance with Section 8(d).
(d)	No indemnifying party shall be liable under this Section 8 for any settlement of any claim or action (or threatened claim or action) effected without its written consent, which shall not be unreasonably withheld, provided, however, that if a claim or action is settled with the written consent of such indemnifying party, or if a final and non-appealable judgment is rendered for the plaintiff with respect to any such claim or action, and in each case the indemnified party has not waived its rights, as applicable, under Section 8(a) or 8(b) each indemnifying party jointly and severally agrees, subject to the exceptions and limitations set forth above, to indemnify and hold harmless each indemnified party from and against any and all losses, claims, damages or liabilities (and legal and other expenses as set forth above) incurred by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement or compromise of any pending or threatened proceeding in respect of which the indemnified party is or could have been a party, or indemnity could have been sought hereunder by the indemnified party, unless such settlement (i) includes an unconditional written release of the indemnified party, in form and substance satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the indemnified party.

(e)	In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 8 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contributions, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties, on the one hand, and the indemnified party, on the other, from the Offering or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties, on the one hand, and the indemnified party, on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Issuers, on the one hand, and the Initial Purchasers, on the other, shall be deemed to be in the same proportion as the total proceeds from the Offering (before deducting expenses) received by the Issuers bear to the total discounts and commissions received by the Initial Purchasers. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers, on the one hand, or the Initial Purchasers, on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omissions, and any other equitable considerations appropriate in the circumstances.
(f)	The Issuers, the Guarantors and the Initial Purchasers agree that it would not be equitable if the amount of such contribution determined pursuant to Section 8(e) were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of Section 8(e). Notwithstanding any other provision of this Section 8, the Initial Purchasers shall not be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligation to contribute hereunder shall be several in proportion to their respective purchase obligations hereunder and not joint. For purposes of Section 8(e), each person, if any, who controls any of the Initial Purchasers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director of the Issuers and the Guarantors, each officer of the Issuers and the Guarantors and each person, if any, who controls any of the Issuers or the Guarantors within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Issuers and the Guarantors.
          9. Termination. The Representatives may terminate this Agreement at any time prior to the Closing Date by written notice to the Company if any of the following has occurred:
(a)	since the date hereof, any Material Adverse Effect or development involving or expected to result in a prospective Material Adverse Effect that could, in the Representatives’ judgment, be expected to make it impracticable or inadvisable to proceed with the offer, sale or delivery of the Notes on the terms and in the manner contemplated by the Time of Sale Document and the Final Offering Memorandum;

(b)	the failure of any of the Issuers or the Guarantors to satisfy the conditions contained in Section 7(a) hereof on or prior to the Closing Date;

(c)	any outbreak or escalation of hostilities or other national or international calamity or crisis, including acts of terrorism, or material adverse change or disruption in economic conditions in, or in the financial markets of, the United States (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the date hereof), if the effect of such outbreak, escalation, calamity, crisis, act or material adverse change in the economic conditions in, or in the financial markets of, the United States could be reasonably expected to make it, in the Initial Purchasers’ judgment, impracticable or inadvisable to market or proceed with the offer, sale or delivery of the Notes on the terms and in the manner contemplated by the Time of Sale Document and the Final Offering Memorandum or to enforce contracts for the sale of any of the Notes;
(d)	the enactment, adoption or issuance of any Applicable Law after the date hereof that would prevent the consummation of the Transactions;

(e)	any securities or indebtedness of the Company or any Subsidiary shall have been downgraded or placed on any “watch list” for possible downgrading by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Act; or

(f)	the declaration of a banking moratorium by any Governmental Authority; or the taking of any action by any Governmental Authority after the date hereof in respect of its monetary or fiscal affairs that in the Representatives’ judgment could have a material adverse effect on the financial markets in the United States.
          10. Survival of Representations and Indemnities. The representations and warranties, covenants, indemnification and contribution and expense reimbursement provisions of the Issuers and the Guarantors set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive, regardless of (a) any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchasers, (b) acceptance of the Notes, and payment for them hereunder, and (c) any termination of this Agreement. Without limiting the foregoing, the Issuers shall be and shall remain liable for all expenses to the extent provided in Sections 5(f) and 8 in the event of a termination pursuant to Section 9.
          11. Defaulting Initial Purchaser. If, on the Closing Date, any one of the Initial Purchasers shall fail or refuse to purchase Notes that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Notes that such defaulting Initial Purchaser agreed but failed or refused to purchase is not more than one tenth of the aggregate principal amount of Notes to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Notes set forth opposite their respective names in Schedule I hereto bears to the aggregate principal amount of Notes set forth opposite the names of all such non-defaulting Initial Purchasers to purchase the Notes that such defaulting Initial Purchaser agreed but failed or refused to purchase on such date. If, on the Closing Date, any Initial Purchaser shall fail or refuse to purchase Notes that it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Notes with respect to which such default occurs is more than one tenth of the aggregate principal amount of Notes to be purchased on such date, and arrangements satisfactory to the non-defaulting Initial Purchasers and the Issuers for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers or of the Issuers or any Guarantor. Any action taken under this Section 11 shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.
          12. Information Supplied by the Initial Purchasers. The statements set forth in the Time of Sale Document and the Final Offering Memorandum on the cover page with respect to price and in the first sentence of the third paragraph, the first and second sentences of the sixth paragraph, the first sentence of the seventh paragraph and the entire eleventh paragraph under the caption “Plan of Distribution” (to the extent such statements relate to the Initial Purchasers) constitute the only information furnished by the Initial Purchasers to the Issuers for the purposes of Sections 4(a) and 8.

          13. No Fiduciary Relationship. The Company hereby acknowledges that each Initial Purchaser is acting solely as initial purchaser in connection with the offer, sale or delivery of the Notes. The Company further acknowledges that each Initial Purchaser is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that any Initial Purchaser act or be responsible as a fiduciary to any of the Company, the Subsidiaries or their respective management, stockholders or creditors or any other person in connection with any activity that any Initial Purchaser may undertake or have undertaken in furtherance of the offer, sale or delivery of the Notes, either before or after the date hereof. Each Initial Purchaser hereby expressly disclaims any fiduciary or similar obligations to any of the Company, the Subsidiaries or their respective management, stockholders or creditors or any other person, either in connection with the Transactions or any matters leading up to such Transactions, and the Company hereby confirms its understanding and agreement to that effect. The Company and each Initial Purchaser agree that they are each responsible for making their own independent judgments with respect to any such Transactions and that any opinions or views expressed by the Initial Purchasers to the Company regarding such Transactions, including, but not limited to, any opinions or views with respect to the price or market for the Notes, do not constitute advice or recommendations to the Company. The Company hereby waives and releases, to the fullest permitted by law, any claims that either of the Company may have against any Initial Purchaser with respect to any breach or alleged breach of any fiduciary or similar duty to the Company in connection with the Transactions or any matters leading up to such Transactions.
          14. Miscellaneous.
(a)	Notices given pursuant to any provision of this Agreement shall be addressed as follows:
(i)	if to the Company, to:
United Maritime Group, LLC,
Attention: Walt Bromfield,
601 South Harbour Island Boulevard
Tampa, Florida 33602
Telephone: 813-209-4202
Facsimile: 813-209-4202
with a copy to:
Willkie Farr & Gallagher LLP
Attention: Cristopher Greer, Esq.
787 Seventh Avenue
New York, New York 10019
Telephone: 212-728-8000
Facsimile: 212-728-9214
(ii)	if to the Initial Purchasers, to:
Jefferies & Company, Inc., as Representative
Attention: Jeffrey Whyte
520 Madison Avenue
New York, New York 10022
Facsimile: 212-284-2022
Banc of America Securities LLC, as Representative
Attention: Jami Friedman
One Bryant Park

New York, New York 10036
Facsimile: 646-855-5958
Wells Fargo Securities, LLC, as Representative
Attention: Suzanne Alwan,
301 South College Street
Charlotte, North Carolina 28288
Facsimile: 704-383-0353
with a copy to:
Proskauer Rose LLP, 2049
Attention: Michael Woronoff, Esq.
2049 Century Park East, Suite 3200
Los Angeles, California 90067
Telephone: 310-557-2900
Facsimile: 310-557-2193
(or in any case to such other address as the person to be notified may have requested in writing).
(b)	This Agreement has been and is made solely for the benefit of and shall be binding upon the Issuers, the Guarantors, the Initial Purchasers and, to the extent provided in Section 8, the directors, officers, employees, affiliates and controlling persons referred to in Section 8, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successors and assigns” shall not include a purchaser of any of the Notes from the Initial Purchasers merely because of such purchase. Notwithstanding the foregoing, it is expressly understood and agreed that each Subsequent Purchaser is intended to be a beneficiary of the covenants of the Issuers and the Guarantors contained in the Registration Rights Agreement to the same extent as if the Notes were sold and those covenants were made directly to such purchaser by the Issuers and the Guarantors, and each such Subsequent Purchaser shall have the right to take action against the Issuers and the Guarantors to enforce, and obtain damages for any breach of, those covenants.

(c)	THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(d)	EACH OF THE ISSUERS AND THE GUARANTORS HEREBY EXPRESSLY AND IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; AND (II) WAIVES (A) ITS RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE INITIAL PURCHASERS AND FOR ANY COUNTERCLAIM RELATED TO ANY OF THE FOREGOING AND (B) ANY OBLIGATION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(e)	This Agreement may be signed in various counterparts, which together shall constitute one and the same instrument.

(f)	The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(g)	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h)	This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by all of the signatories hereto.

(i)	Any action by the Initial Purchasers hereunder may be taken by Jefferies & Company, Inc. on behalf of the Initial Purchasers, and any such action taken by Jefferies & Company, Inc. shall be binding upon each of the Initial Purchasers.
[Signature Pages Follow]

          Please confirm that the foregoing correctly sets forth the agreement among the Company, Finance Corp., the Guarantors and the Initial Purchasers.

Very truly yours, ISSUERS UNITED MARITIME GROUP, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

UNITED MARITIME GROUP FINANCE CORP.
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

[Remainder of Page Intentionally Left Blank]
Signature Page to Purchase Agreement
(Issuers)

GUARANTORS U.S. UNITED BULK TERMINAL, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

U.S. UNITED OCEAN SERVICES, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

U.S. UNITED BARGE LINE, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

UMG TOWING, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

U.S. UNITED BULK LOGISTICS, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

U.S. UNITED INLAND SERVICES, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

U.S. UNITED OCEAN HOLDING, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

Signature Page to Purchase Agreement
(Guarantors)

U.S. UNITED OCEAN HOLDING II, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

TINA LITRICO, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

MARY ANN HUDSON, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

SHEILA MCDEVITT, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

MARIE FLOOD, LLC
By:	/s/ Sal Litrico
	Name:	Sal Litrico
	Title:	Chief Executive Officer

[Remainder of Page Intentionally Left Blank]
Signature Page to Purchase Agreement
(Guarantors)

Accepted and Agreed to: JEFFERIES & COMPANY, INC.
By:	/s/ Jeffrey R. Whyte
	Name:	Jeffrey R. Whyte
	Title:	Managing Director

BANC OF AMERICA SECURITIES LLC
By:	/s/ Matthew A. Thomson
	Name:	Matthew A. Thomson
	Title:	Director

WELLS FARGO SECURITIES, LLC
By:	/s/ Eric H. Schless
	Name:	Eric H. Schless
	Title:	Managing Director

Signature Page to Purchase Agreement
(Initial Purchasers)

SCHEDULE I
INITIAL PURCHASERS

Initial Purchasers	Principal Amount

Jefferies & Company, Inc.	$66,666,667

Banc of America Securities LLC	$66,666,667

Wells Fargo Securities, LLC	$66,666,666

Total	$200,000,000

SCHEDULE II
PRICING SUPPLEMENT
See Attached

Confidential — Summary of Final Terms $200,000,000 December 17,2009
11 3/4% Senior Secured Notes due 2015
This summary pricing sheet relates only to the securities described below and should only be read together with the Preliminary Offering Memorandum, subject to completion, dated December 4, 2009 (as supplemented by that certain Supplement dated December 9, 2009, the “Preliminary Offering Memorandum”) relating to these securities and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. This summary pricing sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Offering Memorandum.
Co-Issuers United Maritime Group, LLC United Maritime Group Finance Corp.
Security Description Senior Secured Notes due 2015. Distribution 144A / Regulation S — with Registration Rights. Aggregate Principal Amount.. $200,000,000. Gross Proceeds $200,000,000. Coupon 11 3/4%.
Maturity Date June 30, 2015. Offering Price 100%. Yield to Maturity 113/4%. Ratings (Moody’s / S&P)[1] B3/B. Interest Payment Dates December 15 and June 15, commencing June 15, 2010. Coupon Record Dates December 1 and June 1.
Call Features Make-whole at T+50 prior to December 15, 2012. Callable thereafter at the following prices: For the period belowPercentage On or after December 15, 2012... 105.875% On or after December 15, 2013... 100.000% Equity Clawback35% at 111.750% (prior to December 15, 2012)
Change of Control Offer 101%. Asset Sale Offer100% Excess Cash Flow Offer 50% of Excess Cash Flow at 100%. Trade Date Settlement Date Thursday, December 17, 2009. Tuesday, December 22, 2009 (T+3).
144A Regulation S
CUSIP Numbers ................. 91081Q AA1 U91080AA6
1A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

Confidential — Summary of Final Terms $200,000,000 December 17, 2009
11 3/4% Senior Secured Notes due 2015
Joint Book-Running Managers.. Jefferies & Company
BofA Merrill Lynch Wells Fargo Securities
Please refer to the “Modifications to “Description of Other Indebtedness” and “Description of Notes” in the Preliminary
Offering Memorandum” on the following pages for additional terms.

Confidential — Summary of Final Terms $200,000,000 December 17, 2009
11 3/4% Senior Secured Notes due 2015
Modifications to “Description of Other Indebtedness” and “Description of Notes” in the Preliminary Offering
Memorandum
New Credit Facility
(Pages 115-117) The New Credit Facility will provide senior secured financing of up to $135150 million, subject to the borrowing base. The New Credit Facility will provide that the borrowers will have the right at any time except when a default exists to request up to $75 million of additional commitments under this facility. The lenders under this facility will not be under any obligation to provide any such additional commitments under this facility, and any increase in commitments will be subject to customary conditions precedent. If the Borrowers were to request any such additional commitments and the existing lenders or now lenders were to agree to provide such commitments, the facility size could be increased up to $225 million, however, the ability of the borrowers under this facility would still be limited by the amount of the borrowing base.
Borrowing Base. The borrowing base at any time will equal the lesser of (a) the aggregate amount of the commitments of the lenders thereunder, minus a reserve for letters of credit and minus the lesser of (i) the availability reserve as the administrative agent in its reasonable good faith judgment shall determine and (ii) the sum of (x) $3.0 million plus (v) the amount of bank product obligations in excess of a specified amount: or (b) the sum of (\) 85% of eligible accounts receivable plus (ii) up to the lesser of 100% of net book value or 85% of the netorderly liquidation value of eligible brown water vessels, plus (iii) 100% of the net book value or 85% of the netorderly liquidation value of eligible blue water domestic vessels, including harbor boats and tow boats, plus (iv) up to the lesser of (x) 100% of the net book value, (y) $20.0 million and (z) 25% of the netorderly liquidation value of eligible blue water international vessels, plus (v) up to 50% of eligible fuel inventory; minus the (vi) availability reserve and a reserve for letters of credit. The New Credit Facility will include borrowing capacity available for letters of credit.
The borrowers must also comply with certain financial covenants that become effective upon certain events. Commencing on the day an event of default occurs or unused availability under the New Credit Facility is less than the greater of (i) 15% of the aggregate commitments of the lenders at such time and (ii) $22.520.25 million, and continuing until, during the preceding 60 consecutive days no event of default has existed and availability at all times has been greater than the greater of $22.520.25 million and 15% of the aggregate commitments at such time, the Leverage Ratio (as defined in the credit agreement) cannot exceed certain ratios detailed in the credit agreement and the Fixed Charge Coverage Ratio (as defined in the credit agreement) cannot be less than 1.1 to 1.0. The credit agreement governing the New Credit Facility will also contain certain customary affirmative covenants and events of default.
Principal, Maturity and Interest.. (Page 119) The notes will mature on June 30,20162015. Optional Redemption
(Pages 129-130) In addition, during each twelve-month period ending on , 2010, 2011 and 2012, the Issuers may redeem up to 10% of the principal amount of notes issued under the indenture (including additional notes, if any), upon not loss than 30 nor more than 60

Confidential — Summary of Final Terms $200,000,000 December 17,2009
11 3/4% Senior Secured Notes due 2015
days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 103% of the principal amount of the notes redeemed plus accrued and unpaid interest and Special Interest, if any, to but not including the redemption date (subject to the rights of holders of record on the relevant record date to receive interest duo on the relevant interest payment date).
Excess Cash Flow Offer
(New Term) To the extent that (a) availability under the New Credit Facility on a pro forma basis is not less than the greater of (i) 30% of the commitments thereunder and (ii) $40.5 million, and (b) United Maritime and its Restricted Subsidiaries are in pro forma compliance with the financial covenants under the New Credit Facility (assuming, for purposes of this provision only, that such covenants are in effect at all times), if United Maritime and its Subsidiaries have Excess Cash Flow for any fiscal year commencing with the fiscal year ending on or about December 31, 2010, each holder of notes will have the right to require the Issuers, and the Issuers shall make an offer to such holder (the “Excess Cash Flow Offer”), to repurchase all or any part of that holder’s notes (in minimum amounts of $2,000 and integral multiples of $1,000) at a purchase price in cash equal to 100% of the principal amount of the notes repurchased, plus any accrued and unpaid interest, to the date of purchase (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of repurchase), with 50% of Excess Cash Flow of United Maritime and its Subsidiaries on a consolidated basis for such period (less the amount of any open market purchases and any redemptions of notes pursuant to the indenture made during such period); provided that, notwithstanding the foregoing, in lieu of, or in combination with, the Excess Cash Flow Offer, the Issuers may repay indebtedness outstanding under the New Credit Facility as provided in the following paragraph.
Within 90 days after the end of any such fiscal year, the Issuers will make an Excess Cash Flow Offer, or, at the Issuers’ option, repay indebtedness outstanding under the New Credit Facility (with a corresponding reduction of commitments thereunder)(or any combination of such repurchase or repayment), on the date specified in the notice relating to such offer, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The Issuers will purchase notes, or such other indebtedness, validly tendered in response to an Excess Cash Flow Offer in accordance with the procedures set forth in the indenture and such notice. The Issuers will not be required to make an Excess Cash Flow Offer if the Excess Cash Flow for such relevant fiscal year is less than $1.0 million. With respect to each Excess Cash Flow Offer, the Issuers may reduce the applicable amount of the Excess Cash Flow Offer (the “Excess Cash Flow Offer Amount”) by the aggregate repurchase price of any notes repurchased by the Issuers in the relevant fiscal year in the open market or redeemed by the Issuers pursuant to the indenture (to the extent such amount has not previously reduced any Excess Cash Flow Offer Amount). If the aggregate principal amount of notes plus accrued and unpaid interest thereon, tendered pursuant to an Excess Cash Flow Offer exceeds the Excess Cash Flow Offer Amount, the trustee will select the notes to be accepted for purchase on a pro rata basis. If the aggregate repurchase price of notes tendered plus accrued and unpaid interest thereon, pursuant to an Excess Cash Flow Offer is less than the applicable Excess Cash Flow Offer

Confidential — Summary of Final Terms $200,000,000 December 17, 2009
11 3/4% Senior Secured Notes due 2015
Amount, the Issuers may, subject to the other provisions of the indenture, use any such
Excess Cash Flow for any purpose not otherwise prohibited by the indenture.
Notwithstanding the foregoing, the Issuers will not be required to make an Excess Cash
Flow Offer at any time following the first public offering of the Capital Stock of United
Maritime or its direct or indirect parent; provided, that within 90 days after the end of any fiscal year following such public offering, the Issuers will make an offer to repurchase notes, or, at the Issuers’ option, repay indebtedness outstanding under the
New Credit Facility (with a corresponding reduction of commitments thereunder)(or any combination of such repurchase or repayment), in an aggregate principal amount outstanding of $7.5 million on the date specified in the notice relating to such offer. In connection with such offer, the Issuers shall otherwise comply with the procedures applicable to an Excess Cash Flow Offer.
United Maritime will comply with the requirements of Rule 14a-1 under the Exchange
Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with these provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under these provisions of the indenture by virtue of such compliance.
The exercise by the holders of notes of their right to require the Issuers to repurchase the notes in the event of Excess Cash Flow could cause a default under the New Credit
Facility, and future agreements governing the Issuers’ indebtedness, due to the financial effect of such repurchases on the Issuers. In the event the requirement to make an Excess Cash Flow Offer occurs at a time when the Issuers are prohibited from purchasing notes, the Issuers could seek the consent of their lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain prohibited from purchasing notes. In that case, the Issuers’ failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Issuers’ ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuers’ then existing financial resources. See “Risk Factors—Risks Related to the notes and our
Indebtedness—We may not be able to finance the change of control offer or excess cash flow offer required by our indenture.”
Restricted Payments (12) (a) other Restricted Payments in an aggregate amount not to exceed $5.0 million
(Pages 134-137) $15.0 million, plus, (b) so long as the Consolidated Leverage Ratio for United
Maritime’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted
Payment is made would have been no greater than 3.03.5 to 1.0 (determined on a pro forma basis, as if such Restricted Payment had been made at the beginning of such four-quarter period), additional Restricted Payments in an aggregate amount not to exceed $10.0 million.

Confidential — Summary of Final Terms$200,000,000December 17, 2009
11 3/4% Senior Secured Notes due 2015 Incurrence of Indebtedness and Issuance of Preferred
Stock United Maritime will not, and will not permit any of its Restricted Subsidiaries to, directly
(Pages 137-140) or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any
Indebtedness (including Acquired Debt), and United Maritime will not issue any
Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuers may incur Indebtedness
(including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed
Charge Coverage Ratio for United Maritime’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.52.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the
Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided further, however that the amount of
Indebtedness that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $5.0 million at any one time outstanding.
(1) the incurrence by United Maritime and its Restricted Subsidiaries of Indebtedness
and letters of credit under the New Credit Facility to the extent that the aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of
United Maritime and its Restricted Subsidiaries thereunder) not to exceed the sum of
(a) the greater of (i) $150.0$135.0 million, less the aggregate amount of all Net
Proceeds of Asset Sales, all Excess Cash Flow or other amounts, in each case applied since the date of the indenture to repay Indebtedness under the New Credit
Facility and effect a corresponding commitment reduction thereunder pursuant to the covenants described above under the caption “—Repurchase at the Option of
Holders—Asset Sale” and "—Excess Cash Flow Offer:” and (ii) the amount of the commitments then in effect thereunder; provided, that all such Indebtedness incurred in reliance on this subclause (b) shall consist solely of protective advances and overadvances made by the lenders or agent thereunder and shall not be available to
United Maritime and its Restricted Subsidiaries under any other circumstance:
Limitation on Capital
Expenditures United Maritime will not, and will not permit any of its Restricted Subsidiaries to, make
(New term) Capital Expenditures in excess of $22.5 million in any fiscal year, provided, that unused amounts may be carried over from the preceding fiscal year for a period of two fiscal years. Notwithstanding the foregoing, United Maritime and its Restricted Subsidiaries will not be required to comply with this covenant at any time following the occurrence of both (a) the first public offering of the Capital Stock of United Maritime or its direct or

Confidential — Summary of Final Terms $200,000,000 December 17, 2009
11 3/4% Senior Secured Notes due 2015
indirect parent and (b) the Consolidated Leverage Ratio for United Maritime’s most recently ended four full fiscal quarters for which internal financial statements are available preceding the calculation date being less than 3.0 to 1.0.
Definition of Capital
Expenditures
(New Definition) “Capital Expenditures” means for any period expenditures (including Capital Lease Obligations other than contracts for expenditures under or with respect to operating leases that are accounted for as Capital Lease Obligations in accordance with GAAP and in which United Maritime has no ownership interest and excluding expenditures made with the proceeds of casualty insurance or reinvestment of proceeds of asset dispositions as expressly permitted under “—Asset Sales”) in respect of the purchase or other acquisition of fixed or capital assets that have a useful life of more than one year and that are required to be capitalized in conformity with GAAP.
Definition of “Excess Cash
Flow”
(New Definition) “Excess Cash Flow” means, for any period, Consolidated Cash Flow for such period, adjusted as follows:
(1) minus the cash portion of Fixed Charges (net of interest income) and the cash portion of any related financing fees with respect to such period;
(2) minus the amount of any payments or loans made or to be made pursuant to clause (11) of the second paragraph under “—Certain Covenants—Restricted Payments” or the cash portion of all federal, state, local and foreign income taxes and franchise or margin taxes paid or payable (without duplication) by United Maritime and its Subsidiaries during such period;
(3) minus Capital Expenditures for such period permitted under the indenture;
(4) minus or plus any net increase or decrease, respectively, in Working Capital from the beginning to the end of such period.
Definition of “Permitted Liens”... (Page 176) (11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees), other than additional notes and Note Guarantees in respect thereof:
Definition of “Working Capital”... (New Definition) “Working Capital” means, as of any date, the difference between (x) current assets, other than cash and cash equivalents, of United Maritime and its Subsidiaries for such date and (y) current liabilities of United Maritime and its Subsidiaries for such date.
THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. UNLESS THEY ARE REGISTERED, THE NOTES MAY BE OFFERED ONLY IN TRANSACTIONS EXEMPT FROM OR NOT SUBJECT TO REGISTRATION UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. ACCORDINGLY, THE NOTES HAVE BEEN OFFERED ONLY TO QUALIFIED INSTITUTIONAL BUYERS AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT AND TO NON-U.S. PERSONS OUTSIDE THE UNITED STATES UNDER REGULATION S OF THE SECURITIES ACT.
TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF FEDERAL TAX MATTERS SET FORTH IN THIS SUMMARY WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY YOU, OR ANY NOTE HOLDER, FOR THE PURPOSE OF AVOIDING

Confidential — Summary of Final Terms $200,000,000 December 17, 2009
11 3/4% Senior Secured Notes due 2015
TAX-RELATED PENALTIES UNDER FEDERAL TAX LAW. YOU, OR ANY NOTE HOLDER, SHOULD SEEK ADVICE BASED ON YOUR, OR THE HOLDER’S, PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
A copy of the offering memorandum relating to this offering may be obtained by contacting Jefferies & Company, Inc. at 888-708-5831.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

SCHEDULE III
LIST OF SUBSIDIARIES
1.	U.S. United Bulk Terminal, LLC

2.	U.S. United Ocean Services, LLC

3.	UMG Towing, LLC

4.	U.S. United Barge Line, LLC

5.	U.S. United Bulk Logistics, LLC

6.	U.S. United Ocean Holding, LLC

7.	U.S. United Ocean Holding II, LLC

8.	U.S. United Inland Services, LLC

9.	Ocean Dry Bulk, LLC

10.	Marie Flood, LLC

11.	Mary Ann Hudson, LLC

12.	Sheila McDevitt, LLC

13.	Tina Litrico, LLC

14.	United Maritime Group Finance Corp.

SCHEDULE IV
LOCAL AND SPECIAL COUNSEL
1.	Phelps Dunbar LLP (Florida)

2.	Kruger, Henry & Hunter (Illinois)

3.	Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (Louisiana)

4.	Burke & Parsons (Maritime)

SCHEDULE V
INDEBTEDNESS

Indebtedness	Institution	Amount Outstanding[1]
First Lien Term Loan	Jefferies Finance LLC[2]	$185,845,000

Second Lien Term Loan	Jefferies Finance LLC[3]	$100,000,000

[1]	Reflects amounts outstanding as of September 30, 2009. Amounts rounded to the nearest thousand.

[2]	As Arranger, Administrative Agent, Collateral Agent and Mortgage Trustee under the First Lien Term Loan.

[3]	As Arranger, Administrative Agent, Collateral Agent and Mortgage Trustee under the Second Lien Term Loan.